Exhibit (a)(4)

SOUND SHORE FUND, INC.

ARTICLES SUPPLEMENTARY

Sound Shore Fund, Inc., a Maryland corporation (the “Corporation”) registered as an open-end management investment company under the Investment Company Act of 1940, as amended, does hereby certify to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Article FIFTH of the charter of the Corporation (the “Charter”) and pursuant to Section 2-208 of the Maryland General Corporation Law, the Board of Directors of the Corporation, by resolutions duly adopted, reclassified 100,000,000 authorized but unissued shares of the Investor Class of the Corporation’s common stock, par value $.001 per share (the “Common Stock”), as a new class of Common Stock designated as the Institutional Class, having the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of a class of Common Stock as set forth in the Charter, as supplemented by Article SECOND hereof.

SECOND: In furtherance of the provisions of Article FIFTH of the Charter which authorizes the Board of Directors to classify the Common Stock into two or more classes:

(1) At the request of a stockholder, shares of the Investor Class may be converted into shares of the Institutional Class, and shares of the Institutional Class may be converted into shares of the Investor Class, provided that the stockholder meets the criteria established by the Board of Directors from time to time as a minimum investment requirement for ownership of shares of the applicable Class, and subject to a determination by the Board of Directors to otherwise limit or prohibit such conversion;

(2) The Corporation shall have the power to convert shares of the Institutional Class held by a stockholder into shares of the Investor Class in the event that such stockholder no longer meets the minimum investment requirement established from time to time by the Board of Directors;

(3) The shares of the Institutional Class shall be subject to such other voluntary or mandatory conversion provisions as may be determined by the Board of Directors and set forth in the Corporation’s registration statement.

(4) The number of shares of stock which shall be issued upon any conversion shall be such number of full and fractional shares having an aggregate net asset value equal to the aggregate net asset value of the shares that are voluntarily or mandatorily converted, based on the net asset value of the two classes next determined after acceptance by the Corporation of a stockholder’s request to convert or the decision by the Corporation to require conversion;

(5) The Board of Directors shall have the power to cause the redemption of all, or any portion of, the outstanding shares of the Institutional Class, in connection with the liquidation of the Institutional Class or otherwise, by (a) providing notice to the affected stockholders of record of the Institutional Class prior to such redemption, and (b) distributing to each such stockholder in cash the net asset value of each share of the Institutional Class held by that stockholder next determined after the expiration of any notice period and fulfillment of any other conditions precedent to the redemption established by the Board of Directors; and

(6) In any conversion, redemption or liquidation, the net asset value per share shall be determined as provided in the Charter.

THIRD: Immediately subsequent to the filing of these Articles Supplementary, the 200,000,000 shares of Common Stock which the Corporation is authorized to issue are classified and designated as set forth below:

Name of Class	Number of Shares
Institutional Class	100,000,000

Investor Class	100,000,000

FOURTH: The shares of Common Stock described above have been reclassified and designated by the Board of Directors under the authority contained in the Charter.

FIFTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law. These Articles Supplementary do not increase the total number of authorized shares of stock of the Corporation.

SIXTH: The undersigned President acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its President and attested to by its Secretary on this 23rd day of October, 2013.

ATTEST:	SOUND SHORE FUND, INC.

/s/ Lowell E. Haims	By:	/s/ T. Gibbs Kane, Jr.	(SEAL)
Lowell E. Haims		T. Gibbs Kane, Jr.
Secretary		President